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                                                                   Exhibit 10(d)

                  EAGLE-PICHER INDUSTRIES, INC. SEVERANCE PLAN

                              SECTION 1. THE PLAN

1.1 The Plan. Eagle-Picher Industries, Inc. ("Company") adopts the following severance plan (the "Plan") effective May 13, 1991.

                             SECTION 2. DEFINITIONS

2.1 Definitions. Whenever used in the Plan, the following terms shall mean:

    (a) "ADMINISTRATOR" means the Company's Director of Taxes or his designee. The Administrator shall be a named fiduciary under the Plan.

    (b) "AFFILIATES" means Daisy Parts, Inc., Transicoil Inc., Michigan Automotive Research Corporation, EDI, Inc., Eagle-Picher Europe, Inc., Eagle-Picher Minerals, Inc. and Hillsdale Tool & Manufacturing Company.

    (c) "ANNUAL COMPENSATION" means the total of all compensation, including wages, salary, and any other benefit of monetary value, whether paid in the form of cash or otherwise, which was paid as consideration for the participant's service during the 12-month period preceding the participant's severance, or the total which would have been so paid at the participant's usual rate of compensation for any participant who did not work for the Company or an Affiliate for the full 12-month period preceding the participant's severance.

    (d) "BASE PAY" means the participant's base annual pay rate at the date of his termination of employment.

    (e) "COMPANY" means Eagle-Picher Industries, Inc., or any successor thereto.

    (f) "EFFECTIVE DATE" means May 13, 1991 pursuant to Judge Burton Perlman's order entered that date.

    (g) "ELIGIBLE EMPLOYEES" means officers of the Company, division presidents (including the presidents of wholly-owned subsidiaries), all other General Office salaried employees and those employees designated by the Chief Executive Officer of the Company as key division employees.

    (h) "SERVICE" means Vesting Service as defined in the Eagle-Picher Retirement Income Plan for Salaried Employees.

    (i) "WEEK'S PAY" means a participant's Base Pay divided by 52.


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2.2 Gender Reference. Any words in this Plan document (or amendments to it)
    which are used in one gender shall be read and construed to mean or include the other gender wherever they would so apply.

                            SECTION 3. PARTICIPATION

3.1 Participants. Eligible Employees employed on the Effective Date shall become participants on that date.

3.2 New Participants. Any one meeting the definition of Eligible Employee hired or designated by the Chief Executive Officer after the Effective Date shall become a participant after completion of three months of Service. The Company's Chief Executive Officer can waive any service period required of a new participant by a written letter to the participant with a copy to the Administrator.

                              SECTION 4. BENEFITS

4.1 Severance Benefit. Participants terminated by the Company or an Affiliate after the Effective Date other than for cause will receive a Base Severance Benefit, a Supplemental Severance Benefit and Group Medical and Life Insurance Benefits as described herein. The eligibility for, and the level of, benefits will be determined by the employee's status as an officer, division president or key employee at the date of the employee's termination of employment.

4.2 Base Severance Benefit. The Base Severance Benefit will provide one Week's Pay for each completed year of Service and, for any partial year of Service, one-twelfth Week's Pay for each completed month of Service. Payments shall be reduced dollar for dollar by compensation earned for services rendered by a participant for a subsequent employer during the period Base Severance Benefits are being paid. The minimum Base Severance Benefit shall be two Week's Pay. Payments under the Base Severance Benefit will be made under the general payroll practice for the unit in which the participant was employed.

4.3 Supplemental Severance Benefit. The Supplemental Severance Benefit will provide one year's Base Pay for officers and division presidents; six months Base Pay for salaried General Office and division employees designated as key employees by the Chief Executive Officer; and three months Base Pay for all other salaried General Office employees. The Supplemental Severance Benefit shall be paid in a lump sum on termination of employment. The Supplemental Severance Benefit shall terminate upon confirmation of a plan of reorganization. A participant who has not been terminated prior to the confirmation of a plan of reorganization will not be eligible for the Supplemental Severance Benefit.

4.4 Group Medical and Life Insurance Benefits.   The Group Medical and Life
    Insurance Benefits will provide continued participation in the medical indemnity benefits, self-funded medical benefits, health maintenance organizations, and group term life insurance benefits (including the additional group term life insurance available at employee cost) as if the participant were an active employee of the Company or an Affiliate. These benefits will continue for one week for each year of Service unless


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    similar coverage is obtained from a subsequent employer. Any period for which medical benefits are provided hereunder shall reduce the period for which COBRA benefits are available. These benefits shall continue under the participant's election in force when his severance occurs, subject to any new election that would be available to him as an active employee. If the HMO or medical indemnity provider refuses to continue coverage for the participant, the participant will receive coverage under the self-funded medical benefit program available to employees at his location.

4.5 Vacation Pay. Any existing practices of the Company or Affiliates with respect to payment for unused vacation time at termination of employment shall not be affected by this Plan.

4.6 Maximum Severance Benefits. Payments under the Plan shall not exceed twice the participant's Annual Compensation.

4.7 Death of Participant. No benefits shall be payable upon the death of a participant except for any payment which may have been due prior to his date of death.

                           SECTION 5. ADMINISTRATION

5.1 Powers and Duties. The Administrator shall have the power and the duty to take all action, and to make all decisions necessary or proper to carry out the Plan, including, without limitation, the following:

    (a) To interpret the Plan, which interpretations shall be final and conclusive;

    (b) To compute the benefit to be paid to any person under the Plan;

    (c) To provide procedures for withholding of any income or employment taxes from benefits payable hereunder.

5.2 Claims Procedure.

    (a) CLAIM, DENIAL AND NOTICE: Any participant who disagrees with the Administrator's determination of his right to benefits or the amount of the benefits shall file a written claim for the benefits he believes he is entitled to. If the Administrator denies the claim, in whole or in part, he shall furnish the participant with written notice of the denial of his claim within sixty (60) days of receipt of the claim. Such notice shall be written in a manner calculated to be understood by the participant and shall contain the specific reasons for such denial, specific references to pertinent Plan provisions on which the denial is based, a description of additional material or information which is needed to complete the claim and why such is necessary, and an explanation of the Plan's appeal procedure.


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    (b) APPEAL: Within sixty (60) days after the receipt of a notice that his claim was denied, the claimant may appeal the denial of his claim to the Administrator in writing stating the reason for his appeal and submitting any issues or comments for the Administrator's review.

    (c) DECISION ON APPEAL: Within sixty (60) days of receipt of an appeal, the Administrator shall mail to the applicant a written notice of his decision setting forth, in a manner calculated to be understood by the applicant, the specific reasons for his decision and the specific references to the pertinent Plan provisions on which his decision was based.

5.3 Indemnity For Liability. The Company shall indemnify the Administrator against any and all claims, losses, damages, expenses, including counsel fees, incurred by the Administrator and any liability, including any amounts paid in settlement with the Company's approval, arising from the Administrator's action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of the Administrator.

                            SECTION 6. MISCELLANEOUS

6.1 Plan Year. The plan year shall be the calendar year.

6.2 Amendment or Termination. The Company reserves the right to amend or terminate this Plan at any time. A participant whose employment terminates after the termination or amendment of this Plan shall be entitled only to the benefits available under the Plan, if any, in existence at his termination of employment.

    In Witness Whereof, Eagle-Picher Industries, Inc. has caused this plan to be executed by its duly authorized corporate officers this 25th day of June 1991.

                                             EAGLE-PICHER INDUSTRIES, INC.

                                             By: /s/ Thomas E. Petry
                                                -------------------------
Attest:                                         Thomas E. Petry
                                                Chairman of the Board and
                                                Chief Executive Officer

 /s/ David W. Matthews
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   David W. Matthews
   Assistant Secretary